Exhibit 99.1

Exelis Inc.	703 790 6300
1650 Tysons Blvd.	703 790 6360 Fax
Suite 1700	www.exelisinc.com
McLean, VA 22102

To:	Directors and Executive Officers of Exelis Inc.
From:	Ann D. Davidson, Corporate Secretary
Date:	November 11, 2014
Re:	Notice Regarding Exelis Trading Restrictions During 401(k) Plan Blackout Periods

The purpose of this notice is to inform you of restrictions on your ability, directly or indirectly, to buy, sell or transfer Exelis equity securities or exercise stock options during the period scheduled to begin on December 23, 2014 and end the week of January 12, 2015.

Pursuant to the Sarbanes-Oxley Act of 2002 (the “Act”), Exelis Inc. (“Exelis”) is required to notify you of upcoming temporary restrictions on your ability to engage in certain activities regarding Exelis equity securities. These temporary restrictions are mandated by the Act due to the upcoming blackout periods impacting the plans listed below (“collectively the Plans”):

Plan Administered by Xerox (The Benefits Center)

•	Exelis Salaried Investment and Savings Plan

Plans Administered by JP Morgan

•	Exelis Communications Solutions Savings Plan for Hourly Employees

•	Exelis Information Systems Professional Benefits Employees’ Savings Plan

•	Exelis Night Vision Savings Plan for Hourly Employees

•	Exelis Avionics Division and Exelis Communications Solutions Bargaining Unit Savings Plan

•	Exelis Information Systems Pacific Missile Range Facility Savings Plan for Hourly Employees

The blackout period applicable to each of the Plans is expected to begin at 4:00 p.m. Eastern Time on December 23, 2014 and end the week of January 12, 2015. If you have any questions about these upcoming blackout periods, including to confirm the actual end date(s) of the blackout periods, you may contact the new Exelis Retirement Savings Plan (“RSP”) Information Line at 1-844-XLS-SAVE (844-957-7283) or TTY 855-685-9523. Customer Service Associates will be available Monday through Friday, 8:00 am to 8:00 pm ET (excluding New York Stock Exchange holidays).

The purpose of the blackout period for each of the Plans is to transition administration of our Plans to a new administrator, Voya Financial™. During the applicable blackout periods, participants in the Plans will be unable to access their plan accounts, including being unable to direct or diversify investments, or obtain loans or distributions.

Because the Plans include Exelis common stock funds as investment options, the Act requires that you be prohibited from directly or indirectly purchasing, exercising, selling,

or otherwise transferring equity securities (including options and other derivative securities) of Exelis during the blackout periods for the Plans if those securities were acquired in connection with your service or employment as a director or executive officer of Exelis. Transactions covered by this trading prohibition are not limited to those involving your direct ownership, but include any transaction in which you may have a pecuniary interest (e.g., transactions by members of your immediate family who share your household, as well as by certain entities in which you have financial involvement).

Although certain transactions are exempt from these prohibitions (such as bona fide gifts, transfers by will or laws of descent and distribution, and sales of stock not acquired in connection with service or employment as a director or officer), those exemptions are limited. If you hold both covered securities and non-covered securities, any sale or other transfer of securities by you during the blackout period will be treated as a transaction involving covered securities, unless you can identify the source of the sold securities and demonstrate that you use the same identification for all related purposes (such as tax reporting and disclosure requirements). Given the applicable rules and the short time period involved, we recommend that you avoid any change in your beneficial ownership of Exelis equity and derivative securities during the blackout period. The restrictions on trading during the blackout period are in addition to the Exelis Insider Trading Policy (and associated regularly scheduled blackout periods) that restrict your ability to trade in Exelis common stock.

The rules are complex and criminal and civil penalties may be imposed upon directors and executive officers who violate the rules. Therefore, please contact Ann Davidson at 703.790.6333 (ann.davidson@exelisinc.com) or Kathleen Stolar 703.790.6359 (kathleen.stolar@exelisinc.com), 1650 Tysons Boulevard 1700, McLean, VA 22102, if you have any questions or if you believe that a transaction in which you have a pecuniary interest may occur during the blackout periods.

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